Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM Industries Names Wendy Webb to Board of Directors

New York, NY – December 8, 2014 – ABM (NYSE:ABM), a leading provider of facility solutions, announced today that its board of directors has elected Wendy Markus Webb as an independent director, effective December 7, 2014. She has also been appointed to serve on the board’s audit committee.

Ms. Webb is the chief executive officer of Kestrel Corporate Advisors, an advisory services firm counseling corporate and non-profit organizations on strategic business issues, including growth initiatives, digital marketing, board governance and investor relations. She has more than 32 years of experience in treasury, investment banking, investor relations, capital markets and in global, publicly-traded companies.

“Wendy’s dynamic career provides valuable expertise in a variety of areas,” said Henrik Slipsager, president and chief executive officer of ABM Industries Incorporated. “She is an analytical professional with keen financial skills, and brings unique insight into the public company environment.”

Maryellen Herringer, chairman of the board of directors, ABM Industries Incorporated, said, “We look forward to having Wendy join the board. She is a highly-credentialed executive who looks to help companies grow, and her work with companies like The Walt Disney Company give her perspective into managing businesses with widespread operations and intricate organizational structures.”

In addition to Kestrel, Webb served as independent director on the board of Jack in the Box Inc., including as chairman of the nominating & governance committee and as a member of the audit and finance committees. She was managing director and chief investor relations officer at Tennenbaum Capital Partners, and chief communications and investor relations officer and senior advisor to the CEO for Ticketmaster Entertainment, Inc. Moreover, Webb had 20 years of experience with The Walt Disney Company, where she served in a series of senior roles. As Disney’s senior vice president of investor relations and shareholder services, Webb was responsible for Disney’s strategic and financial communications worldwide. She also served as executive director of The Walt Disney Company Foundation and worked in Disney’s corporate treasury department. Prior to joining Disney, Webb was a vice president in corporate finance for PaineWebber Inc., where she facilitated private placements. Before that, she was in corporate finance at Lehman Brothers in New York and London. She currently serves on the boards of an early-stage technology company and for PetSmart Charities Inc.

Webb received her MBA from Harvard University and her BA (with honors) from Smith College.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $4.8 billion and 110,000 employees in over 350 offices deployed throughout the United States and various international locations. ABM’s comprehensive capabilities include facilities engineering, commercial cleaning, energy solutions, HVAC, electrical, landscaping, parking and security, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes — from schools and commercial buildings to hospitals, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

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Contact

Media:	Chas Strong	Investors & Analysts:	David Farwell
	770.953.5072		212.297.9792
	chas.strong@abm.com		dfarwell@abm.com